Exhibit 10.1

AMENDMENT NO. 5

TO

AMERICAN DENTAL PARTNERS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

The American Dental Partners, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1.	Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Shares Subject to Plan

The maximum aggregate number of shares reserved and available for issuance under the Plan, as provided in Section 3 of the Plan, is increased by 150,000 shares to a total of 550,000 shares.

3.	Term and Termination of Plan

Pursuant to the provisions of Section 15 of the Plan, the Plan has been extended for additional Option Periods, and shall terminate automatically following the end of the Option Period ending on December 31, 2010.

4.	Effective Date; Construction

The effective date of this amendment is July 26, 2007, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.